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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)

                                                         March 31,       December 31,
                                                           2000           1999
                                                        ----------       ----------
Short-term debt .................................       $    374.7          451.2
Current portion of long-term debt ...............            115.4          131.3
Long-term debt ..................................          2,173.9        2,172.5
                                                        ----------        -------

     Total debt .................................          2,664.0        2,755.0
Minority interests in subsidiaries ..............             99.1           96.3
Common shareholders' equity .....................          3,260.1        3,276.8
                                                        ----------        -------

     Total capitalization .......................       $  6,023.2        6,128.1
                                                        ==========        =======

Ratio of total debt to total capitalization .....             44.2%          45.0%
                                                        ==========        =======